UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2013

SPIRE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 275-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on June 26, 2012, Spire Corporation (the “Company”) received a notice from The Nasdaq Stock Market (“Nasdaq”) advising the Company that for 30 consecutive trading days preceding the date of the notice, the bid price of the Company's common stock had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”). The Company was given 180 calendar days, or until December 24, 2012, to regain compliance with the Minimum Bid Price Rule. On December 26, 2012, the Company received a notice from Nasdaq indicating that the Nasdaq staff (the “Staff”) had determined that the Company was eligible for an additional 180 calendar day period, or until June 24, 2013, to demonstrate compliance with the Minimum Bid Price Rule. However, the Company was not able to regain compliance by June 24, 2013. As a result, on June 25, 2013, the Company received notification from Nasdaq stating that the Company's common stock will be delisted from The Nasdaq Capital Market and that trading in the Company's common stock will be suspended at the opening of business on July 5, 2013.

The Company does not intend to appeal the Staff's delisting determination. The delisting will be completed once Nasdaq files a Form 25-NSE with the Securities and Exchange Commission (the “SEC”). The Company expects that its common stock will trade on the OTC Bulletin Board under the Company's current symbol “SPIR” upon delisting from Nasdaq, or as soon as practicable thereafter. The Company intends to continue to file periodic reports with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: July 1, 2013	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer